Exhibit 10.6

Exhibit 10.6 30 September 2016 By and among: THE STOCKHOLDERS OF SAMADHI SAS LISTED ON SCHEDULE A1, And AFFINITAS GmbH SECURITIES PURCHASE AGREEMENT

Table OF CONTENTS Section 1. Purchase and Sale of the Shares 4 (a) Purchase and Sale of the Shares 4 (b) Purchase Price 5 (c) Earn Out 5 (d) The Closing 8 (e) Closing Transactions 9 (f) Right to make setoffs 10 (g) Locked box 10 Section 2. Closing Deliverables of the Stockholders 11 Section 3. Closing Deliverables of Buyer 12 Section 4. Representations and Warranties of the Stockholders concerning the Company 12 (a) Organization; Capitalization, Shares 12 (b) Subsidiaries and Investments 13 (c) Financial Statements 13 (d) Tax Matters 14 (e) Intellectual Property 14 (f) Customers 15 (g) Contracts and Commitments 15 (h) Business 15 (i) Information Technology, Data and Data Records 15 (j) Litigation 17 (k) Employees 17 (l) Affiliate Interests 17 (m) No fraudulent activity 17 (n) Interim Period 18 (o) Other representations 18 (p) No hidden information 18 Section 5. Representations and Warranties of the Stockholders concerning the Stockholders 18 (a) Authorization of Transaction 18 (b) Non-contravention 19 (c) Due Incorporation 19 (d) Litigation 19 (e) Ownership and Liens 19 Section 6. Representations and Warranties of the Buyer 19 Section 7. Indemnification 20 (a) Survival 20 (b) Indemnification 21

Section 8. Locked Box Indemnity 25 Section 9. Additional Agreements 25 (a) Press Releases 25 (b) Transaction Expenses 25 (c) Confidentiality 25 (d) Further Assurances 26 (e) Release 26 (f) Non-Competition; Non-Solicitation; Non-Disparagement 26 (g) Stockholders’ Representative 27 (h) Transfer Taxes 28 (i) Webmail and phone 29 Section 10. Miscellaneous 29 (a) Entire Agreement 29 (b) Successors and Assigns 29 (c) Execution 29 (d) Headings 29 (e) Notices 29 (f) Governing Law 30 (g) Jurisdiction 31 (h) Amendments and Waivers 31 (i) Incorporation of Appendices, Exhibits and Schedules 31 Schedule B - Definitions 33

Securities purchase agreement This Securities Purchase Agreement (the “Agreement”) is entered into as of 30 September 2016 by and amongst: (1) The Stockholders, whose name and address is listed in columns (a) and (b) of Schedule A1 (each, a “Stockholder” and collectively, the “Stockholders”), (2) Affinitas GmbH, a German company incorporated under the law of Germany, registered number 115958 B, Registry court: Amtsgericht Berlin Charlottenburg, having its registered office at Kohlfurter Straβe 41/43 10999 Berlin, Germany (the “Buyer”). The Stockholders and the Buyer are referred to sometimes individually as a “Party” and, collectively herein as the “Parties.” Capitalized terms used herein and not otherwise defined shall have the meanings set forth on Schedule B attached hereto. RECITALS WHEREAS, the Stockholders collectively own legally and beneficially 100% of the issued and outstanding shares (actions) of Samadhi, a société par actions simplifiée organized under the laws of France and registered with the Paris trade and companies register under number 495 405 789 (the “Company”), comprised of 43,996 shares; WHEREAS, the Buyer desires to acquire from the Stockholders, and the Stockholders desire to sell to the Buyer (or shall sell through the implementation of the drag along provision as set forth in the shareholders’ agreement dated as of 21 April 2010 in respect of the notice of drag along dated as 26 September 2016), one hundred per cent (100%) of the issued and outstanding shares of the Company on the terms and subject to the conditions set forth herein; WHEREAS, the Buyer, with the assistance of its advisors, has conducted a due diligence on the Company as from 5 July 2016 until 28 September 2016 based on documents made available by the Company in an electronic data room; NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties hereto agree as follows: Section 1. Purchase and Sale of the Shares (a) Purchase and Sale of the Shares On and subject to the terms and conditions of this Agreement, at the Closing, the Buyer shall purchase from each Stockholder (except from the Incentive Stockholders), and each Stockholder (except from the Incentive Stockholders) shall sell, assign, convey and transfer to the Buyer the number of shares indicated across from such Stockholder (except from the

Incentive Stockholders) in Schedule A2 attached hereto, free and clear of any Liens (the “Shares”), in exchange for the Purchase Price (less the Purchase Price of the Free Shares), as allocated among the Stockholders (except the Incentive Stockholders) according to their shareholdings in the Company set opposite their respective names in column (e) of Schedule A2, provided that the Buyer shall not be concerned with such allocation among the Stockholders. On and subject to the terms and conditions of this Agreement, on 6 December 2016, the Buyer shall purchase from each Incentive Stockholder, and each Incentive Stockholder shall sell, assign, convey and transfer to the Buyer the number of shares indicated across from such Incentive Stockholder in Schedule A2 attached hereto, free and clear of any Liens (the “Free Shares”), in exchange for the Purchase Price of the Free Shares, as allocated among the Incentive Stockholders according to their shareholdings in the Company set opposite their respective names in column (g) of Schedule A2, provided that the Buyer shall not be concerned with such allocation among the Incentive Stockholders. (b) Purchase Price (i) The aggregate amount to be paid for the purchase of the Company Shares shall be EUR 9,000,000 (nine million Euros) (hereafter the “Purchase Price”), each of the following amounts shall be paid to the Stockholders’ Representative, by way of irrevocable wire transfer of immediately available funds (in Euros) to the Nominated Account, on behalf of the Stockholders as allocated among the Stockholders in the amounts set opposite their respective names in Schedule A2, less the costs and expenses to be borne by the Stockholders (legal and financial accepted by them) as provided for in Section 9 (b) and in columns (h) of Schedule A2 provided that the Buyer shall not be concerned with such allocation among the Stockholders. (ii) On Closing, the Buyer shall pay an aggregate amount of EUR 7,978,179.83 (seven million nine hundred seventy eight thousand one hundred seventy nine euros and eighty three cents) (hereafter the “Closing Purchase Price”). On 6 December 2016, the Buyer shall pay an aggregate amount of EUR 21,820.17 (twenty one thousand eight hundred and twenty euros and seventeen cents) (hereafter the “Incentive Purchase Price”). On 1st June 2017, the Buyer shall pay an aggregate amount of EUR 1,000,000 (hereafter the “June 2017 Deferred Purchase Price”). (c) Earn Out In addition to the Closing Purchase Price, the Buyer shall pay to the Stockholders’ Representative on behalf of the Stockholders a maximum amount of EUR 1,000,000 (one million euros) (the “Earn Out”) in two tranches, one based on the 2016 Revenues ("First Tranche"), and the other one on the 2017 Revenues ("Second Tranche") as determined below, provided that the 2016 Revenues and 2017 Revenues thresholds described below are reached. (i) Earn-Out Calculation 1) First Tranche Provided that the 2016 Revenues achieve EUR 6,750,000 (six million and seven hundred and fifty thousand euros), the First Tranche shall be equal to a maximum amount of EUR 295,000

(two hundred ninety five thousand Euros) provided that Marketing Spend Q4 2016 is not below EUR 400,000 (four hundred thousand Euros), being specified that: o If 2016 Revenues meet or exceed EUR 6,750,000, the First Tranche will be equal to EUR 295,000; o If 2016 Revenues are between EUR 6,381,250 and EUR 6,750,000, the First Tranche will be equal to EUR 295,000 minus 80% of the revenue gap between the actual revenue figure and EUR 6,750,000; o If 2016 Revenues are below EUR 6,381,250, the First Tranche will be equal to EUR 0; o If Marketing Spend Q4 2016 is below EUR 400,000, the full First Tranche will be equal to EUR 295,000. 2) Second Tranche Provided that the 2017 Revenues exceed the Revenue Target, the Second Tranche shall be equal to a maximum amount of EUR 705,000 (seven hundred five thousand Euros) being specified that: o If the 2017 Revenues exceed the Revenue Target in 2017 financial year, the Second Tranche will be equal to 30% of the difference between the actual revenue figure and the Revenue Target, subject to the cap of EUR 705,000 set forth above; o If the 2017 Revenues are below EUR 6,000,000, the Second Tranche payment will be equal to EUR 0 regardless of the level of Marketing Spend and the Target Revenue. (ii) Earn-Out determination As soon as possible after 31st December 2016 and 31st December 2017 and no later than 15th April 2017 and 15th April 2018, the Buyer shall deliver to the Stockholders’ Representative a written detailed report (each, an “Earn-Out Report”) setting forth Buyer’s good faith calculation of the First Tranche in a first report and the Second Tranche in a second report, for each relevant fiscal year, which shall be calculated as set forth above. The Earn-Out Reports shall be accompanied by detailed documentary evidence supporting the basis for such calculation. 1) The Buyer procure or shall cause the management of the Company to make available to the Stockholders’ Representative to procure that all records, working papers, and other information as may be reasonably required for the purposes of the Section 1(c)(i) of the Agreement and shall generally render and cause the management of the Company (or the management of the Buyer, as the case may be) to render all reasonable assistance necessary for the calculation of the First Tranche and the Second Tranche for each relevant fiscal year. 2) If the Stockholders’ Representative disagrees with any of the Earn-Out Reports, then he shall within thirty (30) Business Days after receipt thereof, deliver notice of such disagreement to the Buyer, such notice (the "Notice of Disagreement") to specify (i) each line item in the relevant Earn-Out Reports with which the Stockholders’ Representative disagrees, (ii) the estimated amounts of the First Tranche and the Second Tranche, proposed by the Stockholders’ Representative and (iii) in reasonable detail, the reason for the Stockholders’ Representative disagreement in respect of such Earn-Out Report; being specified that a Notice of Disagreement may also be delivered by the Stockholders’ Representative to the Buyer if the information or the assistance reasonably requested by the Stockholders’ Representative for the calculation of the First Tranche and/or the Second Tranche, has not been given within fifteen (15) Business Days after the considered request, in such a case, the Notice of Disagreement shall specify (i) the requested information or assistance and (ii) the reason for the Stockholders’ Representative that such information or assistance is reasonably required to the calculation of the First Tranche and/or Second Tranche; 3) if no Notice of Disagreement is delivered in connection with an Earn-Out Report, then such Earn-Out Report shall be final and binding on the Parties; 4) if a Notice of Disagreement is delivered, the Parties shall attempt in good faith to reach agreement in respect of the draft Earn-Out Report, provided that if the Stockholders’ Representative and the Buyer are unable to reach such agreement within fifteen (15) Business Days of delivery of the Notice of Disagreement, the Buyer or the Stockholders’ Representative may by notice to the other require that the Earn-Out Report that have not been agreed upon within the aforesaid fifteen (15) Business Days, be referred to a third accountant (the “Third Accountant”) chosen amongst KPMG, EY, Deloitte or PWC which are not the auditors of the Company or the Buyer, jointly by (i) the accountant designated by the Buyer and (ii) the accountant designated by the Stockholders’ Representative. If no Third Accountant is designated as set forth above within thirty (30) Business Days of the delivery of the Notice of Disagreement, the Stockholders’ Representative may request the designation of such Third Accountant by the commercial court of Paris. The Third Accountant shall, within thirty (30) Business Days of his appointment determine the First Tranche and/or the Second Tranche under the terms and conditions set forth above. 5) The determination of the Third Accountant shall: - be made in writing and delivered to the Buyer and the Stockholders’ Representative; and - unless otherwise agreed by the Buyer and the Stockholders’ Representative, include reasons for each relevant determination. 6) The Third Accountant shall act as expert and not as arbitrator in accordance with article 1592 of the French Code Civil and its determination of any matter falling within its jurisdiction shall be final and binding on the Parties, except in case of gross mistake or negligence. 7) The fees and expenses (including VAT) of the Third Accountant shall be borne equally between the Buyer and the Stockholders. (iii) The Buyer irrevocably undertakes and procures (for itself as well as for any of its Affiliates) that, as from the Closing Date until the end of the period of the First Tranche of the Earn Out (i.e. 31 December 2016), there shall be no action taken by the Company, the Buyer or its Affiliates, nor any change made to the Company which could have a material negative effect on the Company’s Revenue, including but not limited to encouraging the Company’s customers to subscribe to another dating website operated by the Buyer or any of its Affiliates. Therefore the Buyer irrevocably undertakes and procures, in particular, without the prior written consent of the Stockholders’ Representative: 1) not to take any decision or action that could result in the termination or the transfer (total or partial) of the Business to the Buyer or its Affiliates, including by way of sale, merger, contribution, leasing or other means;

2) that the Business shall be carried-out and invoiced exclusively by the Company and not the Buyer or any of its Affiliates; 3) that any and all of the services provided for by the Company in France, Belgium, Switzerland and Luxemburg shall be exclusively sold by the Company; 4) to maintain the Company’s pricing policies, reimbursement policies and relationships with its clients and suppliers; 5) that the Company shall have the minimum human resources directly or through services agreements with the Buyer or its Affiliates to maintain the Business especially human resources in marketing online; 6) that the auditors having certified the 2015 Financial Statements shall remain in office. It being specified that the Relevant Accounting Standards applied by the Company to the determination of the 2015 Financial Statements shall be applied to the determination of the 2016 Revenue and 2017 Revenue. It being specified that in case of breach by the Buyer of the above undertakings, before 1st January, 2017 that have material consequences on the First Tranche of the Earn Out except, if made to stop fraudulent activity as described in Section 4 (m) which should be notified to the Stockholders’ Representative in due course, the maximum amount of the First Tranche shall be paid to the Stockholders on 1st June 2017 without application of the Section 1 (c) (ii) above. (iv) Payment of the First Tranche and the Second Tranche The Buyer shall pay in cash the amounts of the First Tranche and the Second Tranche of the Earn-Out as follows: - The First Tranche shall be paid on 1st June 2017 or in case of disagreement within ten (10) Business Days after the Third Accountant report, and - The Second Tranche shall be paid on 1st June 2018 or in case of disagreement within ten (10) Business Days after the Third Accountant report. The Buyer shall pay the First Tranche and the Second Tranche of the Earn-Out to the Stockholders’ Representative, by way of irrevocable wire transfer of immediately available funds (in Euros) to the Nominated Account, on behalf of the Stockholders, provided that the Buyer shall not be concerned with such allocation among the Stockholders. Each instalment of the Earn Out shall be allocated among the Stockholders in amounts equal to their Pro Rata Share, provided that (i) such amounts shall be deducted of any amount paid or having to be paid by the Stockholders’ Representative including any fees and expenses engaged by the Stockholders’ Representative in order to protect the rights of the Stockholders (including but not limited to accountant’s fees (including the fees and expenses of the Third Accountant) or any legal costs) incurred with respect to the determination of the First Tranche and Second Tranche or pursuant to the several but not joint liability (conjointement mais non solidairement) among the Stockholders set forth herein, and (ii) the Buyer shall not be concerned with such deduction or allocation among the Stockholders. (d) The Closing Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) will occur simultaneously with the execution of this Agreement and will take place at the offices of Taylor Wessing, 69 avenue Franklin D. Roosevelt, 75008 Paris (France), on the date hereof, or at such other location, time of day or date as the Buyer and the Stockholders’ Representative may agree in writing. The date upon which the Closing occurs shall be referred to herein as the “Closing Date”. (e) Closing Transactions Subject to the terms and conditions set forth in this Agreement, the following obligations shall be performed on the Closing Date: (i) Each Stockholder (except Incentive Stockholders) or, as the case may be, the Company, or the Stockholders’ Representative shall deliver, or cause to be delivered, to the Buyer: (A) a duly executed share transfer form (ordre de mouvement) in favor of the Buyer (or its nominee(s)), whereby such Stockholder sell, assign, transfer and convey the Shares held by such Stockholder to the Buyer, free and clear of all Liens, in exchange for the right to receive the consideration specified for such Stockholder pursuant to Section 1 (a); and (B) two original duly executed tax returns for transfer tax purposes (formulaire Cerfa n°2759) in respect of the transfer of the Shares from such Stockholder to the Buyer; (ii) Ludovic Huraux shall deliver to the Buyer a letter of resignation as corporate officer of the Company; (iii) The Parties shall take such actions and make such deliveries as described in Sections 2 and 3 below; (iv) The Buyer shall pay or cause to be paid by wire transfer of immediately available funds the Closing Purchase Price to the Nominated Account. The Stockholders’ Representative shall pay to each of the Stockholders the portion of the Closing Purchase Price owed to each such Stockholder, in accordance with the percentages set forth in Schedule A2, provided that the Buyer shall not be concerned with such payments, for which the Stockholders’ Representative shall be solely responsible. Subject to the terms and conditions set forth in this Agreement, the following obligations shall be performed on 6 December 2016: (i) Each Incentive Stockholder or, as the case may be, the Company, or the Stockholders’ Representative shall deliver, or cause to be delivered, to the Buyer: (A) a duly executed share transfer form (ordre de mouvement) in favor of the Buyer (or its nominee(s)), whereby such Incentive Stockholder sell, assign, transfer and convey the Shares held by such Incentive Stockholder to the Buyer, free and clear of all Liens, in exchange for the right to receive the consideration specified for such Incentive Stockholder pursuant to Section 1(a); and (B) two original duly executed tax returns for transfer tax purposes (formulaire Cerfa n°2759) in respect of the transfer of the Shares from such Incentive Stockholder to the Buyer; (ii) The Buyer shall pay or cause to be paid by wire transfer of immediately available funds the Incentive Purchase Price to the Nominated Account. The Stockholders’ Representative shall pay to each of the Incentive Stockholders the portion of the Incentive Purchase Price owed to each such Incentive Stockholder, in accordance with the percentages set forth in Schedule A2, provided that the Buyer shall not be concerned with such payments, for which the Stockholders’ Representative shall be solely responsible. (f) Right to make setoffs It is expressly agreed between the Parties that the Buyer shall be entitled to set off from any payment of all or part of the Earn Out or of the June 2017 Deferred Purchase Price (first from the First Tranche of the Earn Out, second from the June 2017 Deferred Purchase Price and then from the Second Tranche of the Earn Out) pursuant to Clause 1289 and seq. of the French civil Code by any indemnification payment to be made by the Stockholders under Sections 7 and 8 thereafter. Notwithstanding the above, it is specified that in case of a contested claim with respect to an indemnification payment pursuant to Sections 7 and 8, the Earn Out or the June 2017 Deferred Purchase Price payment limited to the amount contested will be deferred accordingly until the date on which it shall have been finally settled according to this Agreement and the portion of the remaining Earn Out (or June 2017 Deferred Purchase Price) equal to the alleged amount of such claim shall be retained until this date and deposit on an escrow account to this effect (the “Escrow Amount”). If any deposit on an escrow account are made as to Losses that are not yet resolved and, if the claim is later resolved for (i) an amount equal or higher to the Escrow Amount, subject to the provision of Section 7, then the Escrow Amount is returned to the Buyer or if (ii) a lesser amount than the Escrow Amount, then, subject to the provisions of Section 7, the difference between the Escrow Amount and the Loss is returned to the Stockholders’ Representative, by way of irrevocable wire transfer of immediately available funds (in Euros) to the Nominated Account, on behalf of the Stockholders within ten (10) Business Days as from the date the claim is resolved and the portion of the Escrow Amount equivalent to the Loss shall be returned to the Buyer. (g) Locked box (i) Each Stockholder represents and warrants to the Buyer that, except as set forth in Schedule 1 (g), there has not been any Leakage from 1st July 2016 up to and including the Closing Date. (ii) Notwithstanding any limitation on Losses or indemnification set forth in this Agreement and except as set forth in Schedule 1 (g) the Stockholders shall indemnify, without any limitation whatsoever and on a Euro-per-Euro basis, the Buyer of any breach of the representation and warranty made in Section 1 (g) (i) above and pursuant to Section 8, being specified that the Buyer may not be indemnified twice for the same representation and warranty made in two different Sections of the Agreement and particularly in Section 1 (g) and in Section 7 for which the representation in Section 1(g) shall prevail. (iii) The liability of the Stockholders for Leakage shall terminate at the end of a period of sixty (60) days following the approval of the audited financial statements of the Company for financial year 2016 and at the latest on August 31st, 2017. (iv) The amount of the Buyer’s indemnification due by the Stockholders, to the extent not offset against the Earn Out or the June 2017 Deferred Purchase Price as the case may be, shall be paid among the Stockholders as set out in Schedule A2 and in accordance with Section 8 below. Section 2. Closing Deliverables of the Stockholders On or prior to the Closing Date, the Stockholders shall, as applicable, pass, or cause to have passed, have delivered, or caused to have delivered, or caused to be delivered, to the Buyer all of the following: a) copies of the resolutions of the Company’s shareholders meeting (i) approving the transfer of 50% plus one Share of the Shares as the case maybe, (ii) authorizing the transfer of the Shares to the Buyer in accordance with article 12 of the Company’s by-laws and (iii) appointing Mr. Jeronimo Folgueira and Michael Schrezenmaier respectively as President and Managing Director of the Company; b) corporate and other records, shareholders’ meetings register (registres d'assemblées) shareholders’ accounts (comptes d’actionnaires) and share transfer register (registre de mouvements de titres), duly updated to reflect the transactions contemplated hereby; c) The bank statement evidencing that the Cash position on 28 September 2016 is at least equal to EUR two million two hundred ninety thousand (2,290,000 euros); d) the agreement evidencing the resignation of all the corporate officers of the Company as well as all the Supervisory Board members and that they do not have receivables against the Company effective on the Closing Date, or any other date agreed between the Buyer and the Stockholders’ Representative (the “Resigning Directors”) and the termination agreement of the shareholders agreement dated as of 21 April 2010; e) Any document evidencing the termination of the delegation of power granted to Pauline Tourneur; f) an original copy of the registration certificate (extrait K-bis), an original of the certificate of non-bankruptcy (certificat de non faillite) and current statement of liens and pledges (Etat des Priviléges et Nantissements) of the Company less than 7 days prior to Closing, as amended to date, each in full force and effect on the date hereof; g) Employee register of the Company; h) The assignment agreement of the domain names duly executed by Ludovic Huraux and the Company; i) Letter evidencing the change of the persons having the authority to use the Bank Accounts of the Company.

Section 3. Closing Deliverables of Buyer On or prior to the Closing Date, the Buyer shall have delivered to the Stockholders’ Representative: (i) the certified copies of the resolutions of Buyer’s board of directors approving this Agreement and authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (and certified copies in English language). (ii) a certified copy of the registration certificate and an original of the certificate of non-bankruptcy of the Buyer as the case may be, less than ten (10) days prior to Closing, as amended to date, each in full force and effect on the date hereof. (iii) the Buyer shall pay the Closing Purchase Price to the Stockholders’ Representative by electronic funds transfer of immediately available funds to the Nominative Account. (iv) The new delegation of power granted to Pauline Tourneur. The Buyer shall deliver to the Stockholders’ Representative in due course (i) an original copy of the registration certificate (extrait K-bis) update of the Company and (ii) a copy of duly registered tax returns for transfer tax purposes (formulaire Cerfa n°2759) in respect of the transfer of the Shares from such Stockholder to the Buyer. Section 4. Representations and Warranties of the Stockholders concerning the Company As a material inducement to the Buyer to enter into and perform its obligations under this Agreement, the Stockholders severally but not jointly (conjointement mais sans solidarité entre eux), hereby represent and warrant as at the Closing Date and except to the extent fairly disclosed in Schedules 4(e)(iii), 4(e)(iv); 4 (i)(vii), 4 (i)(viii), 4(j), 4(k)(l), 4(k)(v), 4(l); 4(n)1 and 4(n)2 hereto, to the Buyer as follows: (a) Organization; Capitalization, Shares (i) The Company is a simplified joint-stock company (société par actions simplifiée) duly organized and validly existing under the laws of France. The shareholders’ accounts (comptes d’actionnaires) and share transfer register (registre de mouvements de titres) and other statutory books of the Company have been properly kept and are an accurate and complete record of the matters relating to the Company. The Company is not in default under or in violation of any provision of its articles of association. No step has been taken or legal proceeding started against the Company for its winding-up, liquidation, bankruptcy (including mandat ad hoc, conciliation, sauvegarde, sauvegarde accélérée, redressement judiciaire or liquidation judiciaire) or dissolution, nor is it insolvent (en état de cessation de paiements). The Company has not requested an extension period (délai de grâce) in application of Article 1244-1 of the French Civil Code. (ii) The attached Schedule A1 and Schedule A2 accurately set forth the authorized and outstanding equity of the Company and the name and number of equity securities held by each Stockholder. The Shares owned by the Stockholders represent, in the aggregate, 100% of the issued and outstanding equity interests in the Company and, each Stockholder is the owner of all right, title and interest (legal and beneficial) in and to the

Shares set forth opposite such Stockholder’s name on Schedule A2 attached hereto, free and clear of any and all Liens. The delivery to Buyer of the Shares sold to the Buyer by the Stockholders upon the terms and subject to the conditions set forth in this Agreement, will transfer to the Buyer good and valid title to all the Shares, free and clear of any and all Liens. There are no issued securities giving rights to the shares of the Company such as warrants (bons de souscriptions d’actions, stock options, bons de souscripteurs de parts de créateur d’entreprises,...). No Stockholder has any right, title or interest (legal or beneficial) to any equity interests of the Company or right of any kind to have any such equity interests issued. Except for this Agreement there are no outstanding contracts, agreements, understandings or rights to purchase or otherwise acquire any Stockholders’ Shares. All of the outstanding equity interests of the Company, including the Shares have been duly and validly authorized, fully paid and non-assessable, and none of them has been issued in violation of preemptive or similar rights. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the equity interests of the Company. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its interests. (b) Subsidiaries and Investments At all times prior to the date hereof, the Company has not had any subsidiaries. The Company does not own, directly or indirectly, any shares, equity, debt, stock or other interest in, or any equity or debt or other security issued by, any other Person. (c) Financial Statements (i) Schedule 4(c) attached hereto contains the audited financial statements of the Company as of the Accounts Date (the “Reference Accounts”) and the annual audited financial statements of the Company as of 31 December 2015 (the “2015 Financial Statements”), including all annexes required to be prepared in connection therewith by the Relevant Accounting Standard and with respect to the 2015 Financial Statements, the statutory auditors report (the Reference Accounts and the 2015 Financial Statements are collectively referred to as the “Financial Statements”); (ii) The Financial Statements: (A) are correct and complete and are based upon and consistent with information contained in the books and records of the Company (which books and records are in turn correct and complete); and (B) fairly present the financial condition, assets, liabilities and results of operations of the Company as of the times and for the periods referred to therein in accordance with the Relevant Accounting Standards of the Company and in compliance with the provisions of Article L.123-14 of the French Commercial Code or any applicable Laws; and (C) have been prepared in accordance with the Relevant Accounting Standards of the Company. (D) the 2015 Financial Statements have been certified without qualification by the statutory auditors; (E) All Liabilities of the Company, whether contingent or not, are duly reflected in its Reference Accounts and are adequately provided for or reserved against in the

Reference Accounts, to the extent they must be so reflected and/or reserved in compliance with the Relevant Accounting Standards. (d) Tax Matters The Company has always duly and timely complied with all applicable Laws regarding Taxes in all material respects. In particular: (i) The Company has timely filed all Tax Returns and notices and information in respect of any Taxes which are required to be filed by it, and all such Tax Returns (including DAS2 forms), notices and information are and remain true, complete and accurate in all material respects; (ii) The Company has timely withheld and paid over to the appropriate taxing authority all Taxes which the Company is required to withhold from amounts distributed, paid or owing to any Stockholder, employee or other Person; (iii) The Company was entitled to use Tax losses or Tax credits (e.g. credit impôt recherche) that it deducted from its taxable profits when it computed any Tax liability or received in cash, as set forth in its Tax Returns; (iv) To the Knowledge of the Stockholders, the Company has all returns and documents necessary to justify the existence and the amount of any Tax losses to be carried forward or any tax credits that the Company may benefit from; (v) The Company has always complied with VAT rules; (vi) The Company is and has at all times been exclusively resident of France for Tax purposes and subject to Tax in France, has not engaged in a trade or business, has not had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise been subject to taxation, in any country other than France, nor the Company has been, liable to make any filings or registrations, maintain any Tax records, or account for any material Tax in any other jurisdiction other than France; (vii) There are no, and, to the Knowledge of the Stockholders, there is no ground for any actions, disputes, suits, proceedings or audits or any notices of inquiry with respect to any of the foregoing pending against or with respect to the Company regarding Taxes. (e) Intellectual Property (i) Schedule 4(e) contains a complete and accurate list of all Registered Intellectual Property. All Intellectual Property owned by (or exclusively licensed to) the Company is valid, subsisting and enforceable. (ii) The Company exclusively owns and possesses, all legal and beneficial right, title and interest in and to, or has a valid and enforceable written license to use, all Intellectual Property that is used in and necessary for the operation of the Business (collectively, the “Company Intellectual Property”), free and clear of all Liens. (iii) Except as disclosed in Schedule 4 (e) (iii) the Company Intellectual Property is not subject to cancellation for non-use.

(iv) Except as disclosed in Schedule 4 (e) (iv) and to the Knowledge of the Stockholders, the operation of the Business does not infringe or otherwise conflict with or make unauthorized use of the Intellectual Property of any third party, and neither the Stockholders nor any member of the Company have received any notices, requests for indemnification from any third party related to the foregoing. (v) To the Knowledge of the Stockholders, no third party infringing or otherwise conflicting with or making unauthorized use of the Company Intellectual Property. (vi) Except as disclosed in Schedule 4 (e)(iii), the Company has taken all actions reasonably necessary to maintain and protect all of the Company Intellectual Property. (f) Customers As of 31 August 2016, the number of paying customers was at least sixteen thousand (16,000) and the Company has their email addresses. (g) Contracts and Commitments There is no agreement or arrangement whether or not in writing entered by the Company with a marketing services provider: (i) which was entered into otherwise than at arm's length; (ii) which contains any commitment after 31st December 2016. All commercial relationships which have been terminated by the Company with any of its commercial partners (marketing services providers, suppliers, etc.) have been terminated in compliance with all applicable contractual provisions and all applicable laws (in particular Article L.442-6 of the French Commercial Code) and none of these terminations will give rise to any liability of the Company, nor any criminal or administrative sanction. (h) Business The Company is permitted and authorized to carry on business in all of the jurisdictions where it is operating, which jurisdictions constitute all of the jurisdictions in which the ownership of properties or the conduct of the Business requires the Company to be so qualified. The Company has all requisite corporate power and authority and all licenses, permits and authorizations necessary to own and operate its assets and to carry on the Business as now conducted and as proposed to be conducted as of the date hereof. (i) Information Technology, Data and Data Records (i) Schedule 4 (i)(i) contains a complete and accurate list of all third-party Software (including Open Source Software) used in and necessary for the operation of the Business. The Company has a valid and enforceable written license to use each third-party Software listed in Schedule 4 (i)(i), which fully covers the past and current use of such third-party Software by the Company in the operation of the Business. (ii) Except as disclosed in Schedule 4 (i)(i), the Company is the sole legal and beneficial owner, free and clear of all Liens, of all Intellectual Property pertaining to Software used in and necessary for the operation of the Business.

(iii) All employees or independent contractors (including all former employees and independent contractors) who have created Software in the course of their employment or services provided to the Company have validly assigned to the Company all of their Intellectual Property rights in such Software, whether by operation of law or by enforceable agreements. (iv) No Open Source Software is contained in the business critical or proprietary Software of the Company on terms or on the basis that would oblige the Company to make available or disclose the source code of its proprietary Software. (v) No Software used in and necessary for the operation of the Business contains, is derived from, is distributed with, or is being or was developed using Open Source Code that is licensed under any terms that: a) Impose or could impose a requirement or condition that any proprietary Software of the Company or part thereof (i) be disclosed or distributed in source code form, (ii) be licensed for the propose of making modifications or derivative works, (iii) be redistributable at no charge; or b) Otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of the Company to use or distribute any of its proprietary Software or to enforce Intellectual Property. (vi) The Company exclusively owns and possesses all legal and beneficial right, title and interest in and to, or has a valid and enforceable written license to use, all hardware (including network and telecommunications equipment) that is used in and necessary for the operation of the Business, free and clear of all Liens. (vii) Except as disclosed in Schedule 4 (i)(vii), the Company has fully complied at all material times and currently fully complies with material Data Protection Legislation including: a) The requirements relating to notification and/or registration of processing of personal data with any applicable national data protection regulator; b) All subject information requests from data subjects; c) Where necessary, the obtaining of consent to data processing and/or direct marketing activity; d) Where necessary, the obtaining of any approval, consultation and/or agreement of any applicable works councils or such similar worker representation bodies; e) The requirements relating to the sale and/or rent of customers databases. In particular, since 1st June 2016 the Company has not sold, rented or otherwise communicated to a third party all or part of its customers database (including customers’ phone numbers). (viii) Except as disclosed in Schedule 4 (i)(viii), the Company has not received any notice or complaint from any individual, third party and/or regulatory authority alleging non-compliance with Data Protection Legislation or claiming compensation for an injunction in respect of non-compliance with Data Protection Legislation.

(j) Litigation Except as disclosed in Schedule 4 (j), there are no actions (including arbitration proceedings), orders, charges, complaints, formal grievances, governmental investigations or inquiries or claims pending or, to the Knowledge of the Stockholders, threatened against or affecting the Company, or before or by any Governmental Authority, and to the Knowledge of the Stockholders, there is no basis for any of the foregoing. Except as disclosed in Schedule 4 (j), the Company is not subject to any outstanding injunction, judgment, order, decree or charge of any Governmental Authority. With regard to the CNIL pending investigations as disclosed in Schedule 4(j), the Company has done an accurate risk assessment and has constituted appropriate and sufficient provisions to fully cover the risk at stake. (k) Employees (i) With respect to the Company except as set forth in Schedule 4(k)(i), there are no collective bargaining agreements or relationships with any labor organization save for such collective bargaining agreements that must be applied consistent with legal obligations;: (ii) The Company, in all material respect, has comply and has always comply with and fully performed its obligations under the collective bargaining agreements set forth in Schedule 4(k)(i). The Company is and has been, in all material respect, in compliance with all applicable Laws relating to labor and social security laws. (iii) All amounts owing to any managers or employees of the Company (including under benefit plans or retirement reimbursements) for all periods ending on or prior to the Closing Date will have been timely paid in full or have been fully reserved for or provided as off-balance sheet commitments in the Reference Accounts. (iv) Schedule 4(k)(iv) provides a true and complete list of the employees or managers whose employment contracts have begun or have been terminated with the Company from 1st January 2013 to 30 June 2016. The Company has no outstanding liabilities or obligations towards its former employees or managers, including under such settlement agreements. (v) To the Knowledge of the Stockholders, there is no Person who may be entitled to claim that his or her current or former consulting or contractor relationship with the Company constitutes an employee-employer relationship except as disclosed in Schedule 4 (k)(v). (vi) The authors’ rights with regards to creations have been duly transferred to the Company by the employees. (l) Affiliate Interests Except as disclosed in Schedule 4 (l), no director, officer or Stockholder of the Company has directly or indirectly any agreement with the Company or any interest in any property (real, personal or mixed, tangible or intangible) used in or pertaining to the Business, except solely as a Stockholder or employee. (m) No fraudulent activity The Company has not performed any fraudulent activity, nor has it created fake profiles nor fake messages in order to induce customers except profiles have been created for beta testing only.

(n) Interim Period From 1st July 2016 up until the Closing Date, except as provided in or contemplated by this Agreement, the Company conducted its Business in the Ordinary Course of Business. Providers were paid by the Company and customers paid the Company as customary and the Ordinary Course of the Business. There are no unpaid invoices which should have been paid in the Ordinary Course of the Business and no invoices that have not been accounted in the Ordinary Course of the Business as of 30 September 2016 except as set forth in Schedule 4 (n)1. From 1st July 2016 up until the Closing Date, except as set forth in Schedule 4 (n)2 and in the Ordinary Course of Business, there has not been: a) any Distribution and any transfer of assets from the Company to any third party; b) any waiver, deferral or release by the Company of any amount or obligation owed or due to the Company by any third party; c) any assumption, indemnification or discharge of any liability (including in relation to any recharging of costs of any kind) of any third party by the Company; d) any repayment of principal or interest on any financial debt or any payment, amendment or agreement by the Company in relation to any of its borrowing or indebtedness owed to any third party that is not in ordinary course of business; e) any substantial changes to any trading arrangements between the Company and any third party; and f) any undertaking to do any of the foregoing. (o) Other representations The Stockholders make no other representations and warranties, whether express or implied, other than those contained in this Agreement. (p) No hidden information The Stockholders have not omitted to disclose to the Buyer any material facts and/or material information above whatsoever which may have caused the Buyer not to purchase the Shares, nor to perform the Transaction under the terms set forth herein. Section 5. Representations and Warranties of the Stockholders concerning the Stockholders As a material inducement to the Buyer to enter into and perform its obligations under this Agreement, as of the date hereof, each Stockholder, acting neither jointly nor severally and for its own account only (chacun pour ce qui le concerne et ni conjointement ni solidairement), represents and warrants to the Buyer as follows: (a) Authorization of Transaction The execution, delivery and performance by such Stockholder of this Agreement and each other agreement, document or instrument or certificate contemplated hereby to which such Stockholder is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action and it has full power to enter into and perform its obligations under this Agreement and each document to be executed by it at or before Closing. (b) Non-contravention Neither the execution and the delivery of this Agreement and each other agreement, document or instrument or certificate contemplated hereby to which such Stockholder is a party nor the consummation of the transactions contemplated hereby and thereby shall (i) violate law or other restriction to which such Stockholder is subject or (ii) result in a breach or acceleration of or create in any party the right to accelerate, terminate, modify, or require any notice under any agreement, or other arrangement by which such Stockholder is bound or to which any of such Stockholder’s assets are subject. (c) Due Incorporation Each Stockholder that is a limited company is duly organized and validly existing under the laws of its country of incorporation and has been in continuous existence since incorporation. (d) Litigation There are no actions (including arbitration proceedings), orders, charges, complaints, grievances, governmental investigations or inquiries or claims pending or threatened against or affecting such Stockholder, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect such Stockholder’s performance under this Agreement, the other agreements contemplated hereby to which such Stockholder is a party or the consummation of the transactions contemplated hereby or thereby. (e) Ownership and Liens Each Stockholder is the owner of all right, title and interest (legal and beneficial) in and to the Shares set forth opposite such Stockholder’s name on Schedule A2 attached hereto, free and clear of any and all Liens. Section 6. Representations and Warranties of the Buyer As a material inducement to the Stockholders to enter into and perform their obligations under this Agreement, as of the Closing Date, the Buyer represents and warrants to the Stockholders that: (i) the execution, delivery and performance by the Buyer of this Agreement and each other agreement, document or instrument or certificate contemplated hereby to which the Buyer is a party and the consummation of the transactions contemplated hereby or thereby have been duly and validly authorized by all requisite corporate action, and no other corporate act or proceeding on the part of the Buyer, its board of directors or stockholders is necessary to authorize the execution, delivery or performance of this Agreement or each other agreement, document or instrument or certificate contemplated hereby to which the Buyer is a party or the consummation of the transactions contemplated hereby or thereby. (ii) This Agreement has been duly executed and delivered by the Buyer and this Agreement constitutes, and each other agreement, document or instrument or certificate contemplated hereby to which the Buyer is a party upon execution and delivery by Buyer will each constitute, a valid and binding obligation of the Buyer, enforceable in accordance with their terms. (iii) The Buyer is duly organized and validly existing under the laws of its country of incorporation and has been in continuous existence since incorporation. From and after the Closing Date, the Buyer shall indemnify fully and hold harmless the Stockholders from and against any losses actually suffered by the Stockholders as a direct result of any material inaccuracy or breach of any representation or warranty made by the Buyer contained in Section 6, or any material breach of any covenant, agreement or other undertaking of the Buyer contained in this Agreement. Any indemnity owed by the Buyer to the Stockholders under this Section 6 shall be paid to the Stockholders’ Representative who shall be in charge of allocating such indemnity among the Stockholders. Section 7. Indemnification (a) Survival All of the representations, warranties, covenants and agreements set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby (regardless of any investigation by or on behalf of the damaged Party or the acceptance of any certificate) and shall continue in full force and effect. Notwithstanding the foregoing or anything to the contrary contained herein, no Party shall be entitled to recover for any Loss arising from or relating to a breach or alleged breach of representations and warranties set forth in Sections 4, 5, or 6, unless written notice thereof is delivered to the other Parties on or prior to the Applicable Limitation Date. For purposes of this Agreement, the term “Applicable Limitation Date” shall be the date that is twenty four (24) months following the Closing Date; provided that the Applicable Limitation Date (i) with respect to any Loss arising from or related to a breach or alleged breach of the Fundamental Representations shall be the date that is thirty (30) days following the date of expiration of the applicable statute of limitations for the subject matter of such representations and warranties, (ii) with respect to any Loss arising from or related to a breach of representations and warranties of the Stockholders contained in Section 4 relating to Tax matters shall be the date of expiration of the applicable statute of limitations applicable to the underlying Tax, and at the latest on 31 December 2019 (iii) with respect to the Locked Box Indemnity (as defined below) shall be the end of the sixty (60) day-period following the approval of the audited financial statements of the Company for financial year 2016 and at the latest on 31 August 2017). Nothing in this Agreement has the effect of limiting or restricting any Loss of any of the Parties in respect of any claim under any of the warranties herein based upon fraud or fraudulent concealment by or resulting from any criminal activity of any such Party.

(b) Indemnification (i) The Stockholders, severally but not jointly (conjointement mais sans solidarité entre eux), agree to pay to the Buyer on a euro-per-euro basis, the amount of any claim, direct loss, Liability, direct damage (but excluding any indirect, incidental, special or consequential damage or loss) or expense, including reasonable legal expenses therewith which the Buyer or the Company may suffer (each a “Loss”), sustain or become subject to as a result of: (A) any inaccuracy or breach of any representation or warranty given by the Stockholders as set forth in Section 4 and in any representation and warranty given by the Stockholders in Section 1 (g) with respect to Leakage which relates to any fact or event having its source or origin prior to the date hereof. (B) any breach of any covenant or obligation of the Stockholders contained in this Agreement, whether requiring performance before or after the Closing Date; (C) any claim by any current or past holder of the Shares, including as a result of any distribution of the Purchase Price Each Stockholder, acting neither jointly nor severally and for its own account only (chacun pour ce qui le concerne et ni conjointement ni solidairement) agree to pay to the Buyer on a euro-per-euro basis the Loss sustain or become subject to as a result of any inaccuracy or breach of any representation or warranty given by the Stockholders as set forth in Section 5 and which relates to any fact or event having its source or origin prior to the date hereof. Any Claim which could be made under several representations or warranties or indemnification shall be deemed to form one single claim in order to avoid double recovery. Any amount payable to the Buyer by any Stockholder pursuant to this Section 7(b) shall be paid within twenty (20) Business Days after the determination thereof or in case of a contested Claim or Third Party Claim, within twenty (20) Business Days after the date on which it shall have been finally determined to be payable (as a result of a final non-appealable judgment of a court of competent jurisdiction, a final non-appealable decision of an arbitral tribunal or a binding settlement or other agreement among the relevant parties) in accordance with this Agreement and shall be satisfied first from the Earn Out and the June 2017 Deferred Purchase Price (first from the First Tranche of the Earn Out and second from the June 2017 Deferred Purchase Price and then from the Second Tranche of the Earn Out) and second, directly from the Stockholders. (ii) The Buyer shall indemnify and hold harmless Stockholders against any Losses which they may suffer, sustain or become subject to as the result of (A) a breach by the Buyer of any representation or warranty set forth in Section 6, or (B) the breach by the Buyer of any covenant or agreement contained in this Agreement or any certificate delivered by or on behalf of the Buyer at or prior to the Closing (provided that this Section 7(b)(ii) shall not derogate from the Buyer’s rights or recoveries pursuant to Section 7(b)(i) above). (iii) For purposes of Sections 7(b)(i) and 7(b)(ii), in calculating the amount of any Loss with respect to any such breach, all qualifications in such representation or warranty referencing the terms “material”, “materiality” or other terms of similar import or effect shall be disregarded.

(iv) The Stockholders’ total liabilities to the Buyer for any Loss arising from or relating to a breach of the representations and warranties set forth in Sections 4 and 5 in the aggregate shall not exceed EUR 1,500,000 (one million five hundred thousand euros) less the Deductible Amount (the “Cap”), (v) Subject to Section 7 (b) (vi) below, only claims relating to Losses which individually (or, with respect to a series of related claims, collectively) exceed EUR 10,000 (ten thousand euros) (excluding taxes), shall be taken into consideration for the purposes of calculating whether the deductible (franchise) referred to in Section 7 (b) (vi) below is attained (the “De Minimis Threshold Amount”), it being understood that if the amount of such Losses shall exceed the De Minimis Threshold Amount, the Stockholders’ indemnification obligation shall extend to the entire amount of such Losses, including the amount of and up to the De Minimis Threshold Amount, subject to Section 7 (b) (vi) below (vi) The Stockholders shall not be obliged to indemnify the Buyer under Section 7 (b) (i) with respect to any breach of or inaccuracy of any representation and warranty unless and until the aggregate amount of all Losses exceed EUR 250,000 (two hundred fifty thousand euros) (excluding taxes) (the “Deductible Amount”), it being specified that such amount is deductible (franchise). (vii) The provisions of subsections (iv), (v) and (vi) shall not apply, to the extent that any such Loss arises from or relates to either criminal activity or an action or inaction that constitutes intentional willful gross misconduct (“faute lourde”), willful misrepresentation (“dol”) or fraud (but such Losses shall count towards satisfaction of the Cap) or a breach of a Fundamental Representation (and no such Losses shall count towards satisfaction of the Cap) or the Locked Box Indemnity (and no such Losses shall count towards satisfaction of the Cap). (viii) With respect to each Stockholder, in no event shall the aggregate amount of Losses to be paid by such Stockholder to the Buyer under this Agreement arising out of or in connection with a breach of representations and warranties contained herein exceed the aggregate amount paid to such Stockholder under this Agreement (including the Purchase Price and any Earn-Out) except willful misrepresentation (“dol”) or fraud. (ix) The Buyer shall procure that all reasonable steps are taken and all reasonable assistance is given to mitigate any Losses, being specified that all reasonable costs and expenses incurred in relation to such steps and assistance shall be borne by the Stockholders pursuant to the indemnification mechanisms of Section 7. (x) Any Person making a claim for indemnification under this Section 7(b) (an “Indemnified Party”) must give the indemnifying Party (the “Indemnifying Party”) written notice of such claim describing such claim and the nature and amount of the Loss, to the extent that the nature and amount thereof are determinable at such time (a “Claim Notice”) within forty-five (45) Business Days after the Indemnified Party receives notice from a third party with respect to any matter which may give rise to a claim for indemnification against the Indemnifying Party (a “Third Party Claim”) or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification, such period being reduced to ten (10) Business Days in case of a Third Party Claim related to Taxes; provided, that the failure to notify or delay in notifying the Indemnifying Party will not relieve the Indemnifying Party of its obligations under this Section 7(b), except to the extent such claim is prejudiced as a result thereof.

(xi) Any claim shall be deemed accepted by the Stockholders unless the Stockholders’ Representative (or the Buyer) shall have objected to the Claim Notice in a written statement (providing explanations with supporting evidence as may reasonably be required to assess the merits of such objection) and such statement (the "Objection Notice") shall have been delivered to the Buyer (or the Stockholders) prior to the expiration of a period of forty-five (45) Business Days following receipt of the Claim Notice. In the absence of such Objection Notice, the claim shall be deemed accepted by the Stockholders who shall pay the amount of the indemnification to the Buyer in accordance with the provisions of Section 7 b) (i). Should the Stockholders’ Representative (or the Buyer) object in writing to any claim made by the Buyer (or the Stockholders’ representative), the Stockholders’ Representative and the Buyer shall attempt in good faith to reach an agreement with respect to the validity and amount of such claim. If no such agreement can be reached after good faith negotiations within a period of thirty (30) Business Days following the receipt by the Buyer of the Objection Notice, the dispute shall be settled in accordance with the provisions of Section 10 (g). (xii) From and after the delivery of a Claim Notice, at the reasonable request of the Indemnifying Party, the Indemnified Party shall, and, as the case may be, shall cause the Company to, grant the Indemnifying Party and its representatives (including professional advisors) reasonable access to the books, records, computerized systems, senior management, employees and premises of the Indemnified Party or of the Company to the extent reasonably related to the matters to which the Claim Notice relates. All such access shall be granted during normal business hours, and shall be granted under conditions, which will not unduly interfere with the business and operations of the Indemnified Party or of the Company. (xiii) Within forty-five (45) Business Days after receipt of a Claim Notice with respect to a Third Party Claim, the Indemnifying Party may participate, at its expense, in the defense of any Third Party Claim with counsel of its choice, who shall cooperate with the counsel of the Buyer or the Company. The Indemnifying Party shall exercise its rights with moderation, in good faith and taking into account the reasonable interests of the Company. The Indemnifying Party shall notify the Buyer of its intent to participate to the defense of such Third Party Claim within forty-five (45) Business Days such period being reduced to ten (10) Business Days in case of a Third Party Claim related to Taxes from the date of receipt of the Claim Notice. Failing receiving such notification within such period of time, the Indemnifying Party shall be deemed having waived its rights to participate to the defense of the given Third Party Claim. (xiv) If the Stockholders’ Representative intents to participate to a Third Party Claim, the Buyer shall or shall cause the Company to, prior to taking any action within the scope of legal proceedings or otherwise in handling such Third Party Claim, consult with the Stockholders’ Representative and, with respect to material actions, obtain the consent of the Stockholders’ Representative not to be unreasonably withheld or delayed. Then the Stockholders shall not be liable for any Third Party Claim which is settled or otherwise compromised or in respect of which any admission of liability is made without its prior written consent, which consent shall not be unreasonably withheld or delayed (and which consent shall be deemed to be given if the Stockholders’ Representative shall not have responded in writing within thirty (30) Business Days of its receipt of a request for consent by the Stockholders’ Representative). In case of consent unreasonably withheld, the Stockholders will be liable for all additional damages which arise in connection therewith.

(xv) If the Stockholders’ Representative decides not to participate to a Third Party claim, the Buyer shall or shall cause the Company to (x) keep the Stockholders’ Representative reasonably and promptly informed of the progress of such claim and its defense whether or not it participate to a Third party Claim and grant the Stockholders’ Representative prompt and reasonable access to material information with respect to the Third Party Claim (including copies of all material notices, written communications and filings (including court papers) made by or on behalf of any of the parties to the Third Party Claim) and (y) take due care to have the potential Loss resulting from such Third Party Claim as low as possible (including by not waiving, compromising or settling any right against any third party in connection with such Third Party Claim without prior written approval of the Stockholders’ Representative, not to be unreasonably withheld). (xvi) All payments made by the Stockholders pursuant to the Section 7(b)(i) may be offset by the Buyer against the Earn Out or the June 2017 Deferred Purchase Price in accordance with Section 1(c) (first from the First Tranche of the Earn Out and second from the June 2017 Deferred Purchase Price and then from the Second Tranche of the Earn Out). All payments made by the Buyer pursuant to the Section 7(b)(ii) shall be paid to the Stockholders’ Representative, by way of irrevocable wire transfer of immediately available funds (in Euros) to the Nominated Account, on behalf of the Stockholders as allocated among the Stockholders prorata based upon Pro Rata Share, provided that the Buyer shall not be concerned with such allocation among the Stockholders. (xvii) For purposes of calculating the amount of Loss incurred by an Indemnified Party or the Company for purposes of this Agreement, such amount shall be reduced by: (A) the amount of any insurance proceeds actually paid to such Indemnified Party or the Company in respect of such Loss, net of any deductible amounts, any increase in premiums related thereto and any costs associated with obtaining such insurance proceeds, (B) the amount of any net Tax benefit granted to such Indemnified Party or the Company in respect of such Loss, and (C) the amount of any indemnification, contribution, and other similar payment proceeds actually recovered by such Indemnified Party or the Company in respect of such Loss, net of any costs associated with obtaining such proceeds. (xviii) Tax reassessment (i) of Tax losses to be carried forward or (ii) which only result from a change in the time when Tax should have been paid, shall not be deemed to be a Loss, except for all costs relating to penalties, fines and interest. (xix) Any claim with respect to value added tax (VAT) shall only be deemed to be a Loss if it may not be recovered by the Company. (xx) To the fullest extent permitted by applicable Laws, each Stockholder undertakes that he or it will not (and will procure that none of his or its Affiliates will) bring any claim for indemnification or other action in respect of negligence or otherwise against the Company (or any of its directors, officers, employees or agents) in relation to any matter arising (directly or indirectly) out of or in connection with any Transaction Document. (xxi) Each Stockholder hereby agrees, on behalf of itself and its Affiliates, that such Stockholder will not make any claim for indemnification against the Company by reason of the fact that any of such Persons was an equity-holder, partner, director, officer, employee, or agent of the Company. Other than in the case of fraud or willful misrepresentation (“dol”) each of the Parties acknowledges and agrees that the indemnification provisions set forth in this Section 7 shall be the exclusive remedy of the Parties with respect to any breaches or alleged breaches of the representations, warranties, covenants, or agreements set forth in this Agreement, it being agreed that nothing herein shall limit or impair any Party’s right to obtain specific performance or other injunctive relief with respect to any such breach or alleged breach of any such representation, warranty, covenant, or agreement. Payment of any indemnity pursuant to this Section 7 and Section 8 below owned by the Stockholders to the Buyer arising from a breach of the representations and warranties under this Agreement shall be deemed as a reduction of the Purchase Price and equal to the amount of Losses, limited or reduced, as the case may be, in accordance with this Section 7. Section 8. Locked Box Indemnity Except for the provision disclosed in Schedule 1(g), the Stockholders shall indemnify the Buyer or the Company upon the Buyer’s request, from the first Euro, on a Euro-per-Euro basis, and without any limitations, in respect of any Loss arising in respect of any breach to the representation and warranty as set out in Section 1 (g) (the “Locked Box Indemnity”), it being specified that none of the exclusions and limitations set forth in Section 7 shall apply to the Stockholders ’indemnification under this Section 8 except Section 7 (b) (viii) and Section 7 (a) (iii). Section 9. Additional Agreements (a) Press Releases The Parties agree that the first public announcement (including in any trade journal or other publication) of the transactions contemplated hereby shall be made with the prior written consent of the Buyer and the Stockholders’ Representative. (b) Transaction Expenses Each Party shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement and the transactions contemplated hereby. It being specified that such cost and expenses to be borne by the Stockholders shall be paid from the Nominated Account and deducted of the amounts to be allocated to the Stockholders. (c) Confidentiality The Parties shall keep, and shall cause each of their respective Affiliates, employees, advisors, agents and representatives to keep, confidential all information and materials regarding any other Party. Neither Party shall, nor shall not permit its Affiliates, trustees, advisors, representatives and agents to, disclose the terms and provisions of this Agreement without the prior written consent of the other Parties.

(d) Further Assurances As a material obligation of each Party to consummate the transactions contemplated by this Agreement, from time to time after the Closing, each Party shall at its own expense (i) cooperate with the other Party, (ii) perform any further act and (iii) execute and deliver such documents or instruments as may be reasonably requested by the other Parties to this Agreement in order to effectuate any transaction, act or agreement contemplated by this Agreement. (e) Release Effective upon the Closing, except with respect to a claim (i) arising out of this Agreement, or (ii) for indemnification under the Company’s organizational documents, so long as such claim for indemnification does not arise out of any matter indemnified under Section 7 hereof, each Stockholder, on behalf of itself and its assigns and heirs, hereby unconditionally and irrevocably waives, releases and forever discharges the Company and each of its past and present directors, officers, employees, agents, predecessors, successors, assigns, equity holders, partners and insurers from any and all Liabilities of any kind or nature whatsoever, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, such Stockholder shall not challenge the approval of the Buyer as shareholder of the Company, including with respect to the approval procedure provided for in the article 12 of the by-laws of the Company, and such Stockholder shall not seek to recover any amounts in connection therewith or thereunder from the Company. Each Stockholder understands that this is a full and final release of all claims, demands, causes of action and Liabilities of any nature whatsoever, whether or not known, suspected or claimed, that could have been asserted in any legal or equitable proceeding against the Company, except as expressly set forth in this Section 9(e). Each Stockholder represents that it is not aware of any claim by it other than the claims that are waived, released and forever discharged by this Section 9 (e). (f) Non-Competition; Non-Solicitation; Non-Disparagement (i) Acknowledgement The provisions of this Section 9(f) are made with the intention of assuring the Buyer the benefit and value of the goodwill of the Company and as a constituent part of the agreement for the sale of the Shares. Accordingly, the concerned Parties agree that the restrictions contained in this Section 9(f) are reasonable and necessary for the protection of the legitimate interests of the Buyer and that the restrictions do not work harshly on it. (ii) Non-Competition As a material inducement to the Buyer to enter into and perform its obligations under this Agreement, during the Restricted Period, Mr. Ludovic Huraux, on behalf of itself and its Affiliates, agrees not to, without prior written consent of the Buyer not to be unreasonably withheld or delayed, directly or indirectly, own, operate, manage, control, act as consultant or advisor to (alone or in association with any Person) or otherwise assist in any manner, any customer or any Person that engages in or owns, invests in, operates, manages or controls any venture or enterprise which directly or indirectly engages or proposes to engage in activities competitive with the Business in the following countries: France, Belgium, Switzerland, Luxembourg, United States, Canada, United Kingdom, Australia, Spain and Germany provided that the provisions of this Section 9(f)(ii) shall not prohibit Mr. Ludovic Huraux from (i) performing any services for the Company and (ii) performing its independent activities (as corporate officer and stockholder) with respect to the companies of Shapr Group as long as it does not compete with the Business. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 9(f)(ii) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. (iii) Non-Solicitation Unless agreed in written by the Buyer, Mr. Ludovic Huraux agrees that, during the Restricted Period, it or he shall not, and shall cause its Affiliates not to, directly or indirectly contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any Person employed by the Company and engaged in activities competitive with the Business (as presently conducted and as conducted on the Closing Date), without prior written consent of the Buyer not be unreasonably delayed; provided that the provisions of this Section 9 (f) (iii) shall not apply after a 6 month-period from the date on which a Person ceased to be employed by the Company. (iv) Non-Disparagement Each Stockholder agrees that, during the Restricted Period, it shall not disparage, defame or discredit any member of the Company, the Buyer, or any of its Affiliates. (v) Remedy for Breach The concerned Parties acknowledge and agree that in the event of a breach or alleged breach by such Person of any of the provisions of this Section 9(f), monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach or alleged breach, Buyer, the Company or their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law for specific performance, injunctive relief, or both, or any other equitable remedies available to enforce or prevent any violations of the provisions hereof. (g) Stockholders’ Representative Each Stockholder hereby authorizes, directs and appoints Mr. Ludovic Huraux to act as sole and exclusive agent and representative (the “Stockholders’ Representative”) and authorizes and directs the Stockholders’ Representative to, with the right to appoint any other attorney for that purpose, as its/his agent (mandataire) and attorney in fact in connection with all matters arising under or in connection with this Agreement and the transactions contemplated hereby (and especially enter into, sign and perform any share transfer form (ordre de mouvement) or Cerfa form for the purpose of registration of the sale of the Shares with the tax administration), (i) take any and all actions (including, without limitation, executing and delivering any documents, incurring any costs and expenses on behalf of the Stockholders and making any and all determinations) which may be required or permitted by this Agreement to be taken by the Stockholders, (ii) exercise such other rights, power and authority, as are authorized, delegated and granted to the Stockholders’ Representative pursuant to this Agreement,

(iii) receive the entire amount of the Purchase Price payable hereunder on the Nominated Account and allocate such Purchase Price amongst the Stockholders (as he case may be after payment of any expenses (including, without limitation, reasonable attorneys’ fees and expenses) paid or incurred by the Stockholders’ Representative in connection with the performance of its obligations as Stockholders’ Representative and in no event exceed the aggregate amount already paid to each Stockholder under this Agreement) and (iv) exercise such rights, power and authority as are incidental to the foregoing. Any such actions taken, exercises of rights, power or authority, and any decision or determination made by the Stockholders’ Representative consistent therewith, shall be absolutely and irrevocably binding on each Stockholder as if such Stockholder, as applicable, personally had taken such action, exercised such rights, power or authority or made such decision or determination in such holder’s capacity. Each Stockholder agrees that the Stockholders’ Representative shall not be liable for any actions taken or omitted to be taken under or in connection with this Agreement or the transactions contemplated hereby or thereby, except for such actions taken or omitted to be taken resulting from the Stockholders’ Representative’s willful misconduct. Furthermore, each Stockholder shall be liable, severally but not jointly (conjointement mais sans solidarité entre eux), pro rata based upon such Stockholder’s Pro Rata Share, for any expenses (including, without limitation, reasonable attorneys’ fees and expenses) paid or incurred by the Stockholders’ Representative in connection with the performance of its obligations as Stockholders’ Representative, including in the defense of any indemnification claim brought against the Stockholders under Section 7. Each of the Stockholders agrees that the assignment of the Stockholders’ Representative may be terminated at any time by the Stockholders’ Representative by giving written notice of such termination to the other Parties; provided, however, that such termination shall not be effective vis-á-vis the Buyer unless and until five (5) Business Days after a new Person is notified to the Buyer as the Stockholders’ Representative, and who shall comply with the full requirements of such mandate. If the Stockholders’ Representative dies, becomes disabled or otherwise unable to fulfill his responsibilities hereunder, a successor to the Stockholders’ Representative shall be appointed by the Stockholders within thirty (30) Business Days of such death or disability and the Stockholders shall immediately thereafter notify the Buyer of the identity of such successor. The Stockholders' Representative shall inform the Stockholders forthwith of any notices it receives from the Buyer pursuant to this Agreement. The Buyer hereby agrees that the Stockholders’ Representative, in its capacity of representative of the Stockholder, will have no liability of any kind to the Buyer or the Company. (h) Transfer Taxes All transfer, documentary, sales, use, stamp, registration, conveyance or similar Taxes or charges arising out of the transactions contemplated hereby and all charges for or in connection with the recording of any document or instrument contemplated hereby shall be paid by the Buyer.

(i) Webmail and phone The Buyer undertakes that the Company does not terminate the subscription contract for the cell phone n° +33 6 31 10 82 45 provided that (i) Mr. Ludovic Huraux and the Company shall transfer such cell phone number (and the related contract) to himself or a company of Shapr Group as soon as possible and no later than 31 December 2016, and (ii) the Company will charge Mr. Ludovic Huraux or a company of Shapr Group for the related costs. The Buyer will provide its consent in due course for such transfer. The Buyer undertakes that the Company does not cancel Mr Ludovic Huraux’s e-mail address (ludovic.huraux@attractiveworld.com) and to activate as from today and until 31 December, 2016 an absence message in terms to be agreed between the Buyer and Mr. Ludovic Huraux and furthermore undertake to give Mr. Ludovic Huraux access to his mailbox, being provided that Mr. Ludovic Huraux shall not be authorized to send any messages out from this mail box. Section 10. Miscellaneous (a) Entire Agreement Except as otherwise provided herein, this Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof. (b) Successors and Assigns This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided that Buyer may (i) assign any of its rights and interests hereunder to any of its Subsidiaries and (ii) assign its rights under this Agreement to any lender financing the transaction contemplated in the Agreement (or agent on behalf of such lenders) as collateral security for the obligations of Buyer to such lenders. (c) Execution This Agreement is executed and delivered by the Parties on the date stated at the beginning of this Agreement. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. (d) Headings The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. (e) Notices All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly received when (i) delivered personally to the recipient (as evidenced by the acknowledgment of receipt), (ii) delivered to the recipient through other electronic means (including by electronic mail) (provided that delivery is confirmed promptly thereafter by a delivery receipt), or (iii) one Business Day after it is sent to the recipient by registered letter with acknowledgment of receipt or by a reputable express courier service (charges prepaid) and confirmed by email, and addressed to the intended recipient as set forth below: If to the Stockholders’ Representative: Ludovic Huraux 1 rue du Pont de Lodi 75006 Paris +33 6 31 10 82 45 ludovic@shapr.net and ludovichuraux@hotmail.com with a copy (which shall not constitute notice) to: Chammas & Marcheteau Antonin Cubertafond 18 rue de Vienne 75008 Paris FRANCE 01 53 42 42 50 acubertafond@lcdmavocats.com lchammas@lcdmavocats.com If to Buyer: Jeronimo Folgueira Affinitas GmbH Kohlfurter Straẞe 41/43 10999 Berlin, Germany legal@affinitas.de with copies (which shall not constitute notice) to: Nicolas de Witt Taylor Wessing France 69 avenue Franklin D. Roosevelt 75008 Paris, France n.dewitt@taylorwessing.com Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address or facsimile number set forth above using any other means, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address or facsimile number to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth. (f) Governing Law This Agreement hereby shall be governed by and construed in accordance with French Law.

(g) Jurisdiction Any dispute, controversy or claim arising out of or relating to this Agreement, including any question regarding its existence, validity or termination, shall be referred to the Tribunal de Commerce de Paris. (h) Amendments and Waivers No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties hereto. All waivers of rights under this Agreement shall be valid only if made in writing. (i) Incorporation of Appendices, Exhibits and Schedules The appendices, exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof. * * * * *

IN WITNESS WHEREOF, the Parties have executed and delivered this Securities Purchase Agreement on the date stated at the beginning of this Agreement. The Parties specifically agree and acknowledge that, waiving the provisions of the first sentence of Article 1325 of the French Civil code, and in accordance with the second sentence of Article 1325 of the French Civil code, the following Parties will only receive the number of original copies of the Agreement set forth hereunder: - Affinitas, one (1) original copy; - Attractive Invest and Mr. Ludovic Huraux, one (1) original copy; - M. Georges Chryssostalis, one (1) original copy; - Mr. Rodolphe Ferreira, one (1) original copy; - Mr. Nicolas Hermann, one (1) original copy; - Financiere Bernard Vaissade, Mr. Dominique Montel, Mr Bernard Montel, Financiére Bernard Montel and Mr. Bernard Vaissade, together, one (1) original copy; - H Invest Groupe SA, one (1) original copy; - Initial Concept SA, one (1) original copy; - Mr. Francesco Maio, one (1) original copy; - Mr. Marc Menasé, one (1) original copy; - Mr. Steve Savioz, one (1) original copy; - All the others Stockholders, together, one (1) original copy; - The Stockholders’ Representative, one (1) original copy; Consequently the Agreement shall be executed, signed and delivered in thirteen (13) original copies. The issuance of such thirteen (13 original copies shall be sufficient in terms of validity and proof, which all Parties hereby irrevocably accept. in thirteen (13) original copies STOCKHOLDERS (as listed in Schedule A1): /s/ Ludovic Huraux By: Ludovic Huraux Attorney in fact BUYER: Affinitas By: Name: Michael Schrezenmaier Title: Managing Director Name: Jeronimo Folgueira Title: Managing Director

Schedule B - Definitions “Accounts Date” means 30 June 2016. “Agreement” shall have the meaning set forth in the preamble. “Affiliate” means, in relation to any corporate body, any Person which is from time to time a subsidiary or holding company of that body corporate or of such subsidiary or holding company as the case may be. “Applicable Limitation Date” shall have the meaning set forth in Section 7(a). “Business” means the activity of the Company which operates, in France, Luxemburg, Belgium and Switzerland, a premium dating website and a premium dating mobile applications. “Business Day” means any day other than a Saturday or Sunday, when French banks are open for business. “Buyer” shall have the meaning set forth in the preamble. “Cash” means the aggregate amount for the Company of the following items, as of the close of business on the specific date concerned and in accordance with the Relevant Accounting Standard: (a) all cash credited to the Company and readily available; and (b) the net book value of all investments in money market and similar funds comprised substantially of marketable securities (including SICAV), readily available at no condition within three (3) months of the specific date concerned; and (c) deposits related to real estates leased by the Company. “Cap” shall have the meaning set forth in Section 7(b)(iv). “Claim Notice” shall have the meaning set forth in Section 7(b)(x). “Closing” shall have the meaning set forth in Section 1(d). “Closing Date” shall have the meaning set forth in Section 1(d). “Closing Purchase Price” means have the meaning set forth in Section 1(b)(ii). “Company” shall have the meaning set forth in the preamble. “Company Intellectual Property” shall have the meaning set forth in Section 4(e)(ii).

“Data Protection Legislation” means any data protection and privacy legislation applicable to the Company’s Business. “Deductible Amount” shall have the meaning set forth in Section 7(b)(iv). “De Minimis Threshold Amount” shall have the meaning set forth in Section 7(b)(iv). “Distribution” means any distribution, exceptional or not, including dividends, profits, reserves or retained earnings, in cash or in kind, including any redemption or reduction of share capital by refund, amortization or other means, whether on an equal basis or not. “Earn Out” shall have the meaning set forth in Section 1. “Financial Statements” shall have the meaning set forth in Section 4(c). “Free Shares” means the 120 (one hundred twenty) Shares hold by the Incentive Stockholders “Fundamental Representations” means the representations and warranties set forth in Sections 4(a) Organization Capitalization Shares 4(b) Subsidiaries and Investments, and Section 5. “Governmental Authority” means a national or local or foreign government or other political subdivision thereof or any court, administrative or regulatory agency or commission or other governmental authority or agency (including the Information Commissioner’s Office), domestic or foreign. “Incentive Stockholders” means Mrs Sophie Hebert, Mr Julien Duvignau, Mr Antoine Batsalle and Mr Bruno Gourdet “Indemnified Party” shall have the meaning set forth in Section 7(b)(x). “Indemnifying Party” shall have the meaning set forth in Section 7(b)(x). “Intellectual Property” means all intellectual property and proprietary rights throughout the world, including (i) all patents, patent applications, patent disclosures, and inventions and all improvements thereto (whether or not patentable or reduced to practice), and all reissues, continuations, continuations-in-part, revisions, divisional, extensions, and reexaminations in connection therewith, (ii) trademarks, service marks, logos or get up, trade dress, corporate names, trade names, and other indicia of source, and all registrations, applications and renewals in connection therewith (together with the goodwill and rights in passing off associated therewith), (iii) design rights, copyrights and all works of authorship (whether or not copyrightable), and all registrations, applications and renewals in connection therewith, (iv) Software, (v) internet domain names and URLS, (vi) social media and (vi) trade secrets, know-how, technologies, databases, , rights, semi-conductor topography rights, processes, techniques, protocols, methods, formulae, algorithms, layouts, designs, specifications and confidential information, (viii) rights of privacy and publicity and any and all other intellectual property rights of the same or similar effect or nature as any of the foregoing anywhere in the world, in each case whether registered or unregistered and including applications for the grant of any such rights and the right to apply for such rights.

“Knowledge of the Stockholders”: means (i) the actual knowledge of Mr Ludovic Huraux as president of the Company and/or (ii) the actual knowledge that any normally prudent person with the same role and responsibilities within the Company should have. “Law”: means any treaty, directive, international agreement, law, statute, decree, regulation, order, code, ordinance, judgement, guideline (including any judicial or administrative interpretation or recommendation thereof) and any Governmental Authorization. “Leakage” means, except in the Ordinary Course of Business: a) any Distribution and any transfer of assets from the Company to the Stockholders or any of their Affiliates; b) any waiver, deferral or release by the Company of any amount or obligation owed or due to the Company by the Stockholders or any of their Affiliates; c) any assumption, indemnification or discharge of any liability (including in relation to any recharging of costs of any kind) of the Stockholders or any of their Affiliates; d) any repayment of principal or interest on any financial debt or any payment, amendment or agreement by the Company in relation to any of its borrowing or indebtedness owed to any of the Stockholders and any of their Affiliates that is not in ordinary course of business; e) any substantial changes to any trading arrangements between the Company and any of the Stockholders or any of their Affiliates; f) any other payments or benefits with a monetary value made, or agreed to be made by, or any other action whose effect would be to directly shift economic value from the Company to the Stockholders or any of their Affiliates; g) any management, service or other charges or fees, bonuses or increased pension contributions paid by the Company to the employees, the Stockholders or any of their Affiliates or any third party (including directors’ fees, transaction or retention bonuses for management or advisers’ fees) payable in connection with the transaction contemplated by this Agreement paid by the Company; h) any agreement of the Company with any Stockholders, any of their Affiliates with a termination period exceeding 6 months and any payments related to TV production, which are estimated at approx. EUR 250,000 (two hundred fifty thousand Euros), unless agreed in written by the Buyer; and i) any undertaking to do any of the foregoing. “Liability” means any obligation, deficiency or liability of any kind or nature whatsoever, provided, however, that for the purposes of Section 7(b), any unasserted, contingent, unaccrued or unliquidated liability shall give rise to indemnification under such Section 7(b) only where such liability shall have become accrued and liquidated. “Lien” means any interest or equity of any person (including any right to acquire, option, right of pre-emption, right of conversion or right of first refusal), or any security interest, mortgage, charge (whether fixed or floating), pledge, encumbrance, lien, assignment, power of sale, hypothecation, title retention or other similar arrangement or agreement or other third party right in real or personal property, or any agreement, arrangement or obligation (conditional or otherwise) to create any of the same. “Locked Box Indemnity” has the meaning given to such term in Section 8. “Loss” shall have the meaning set forth in Section 7(b)(i). “Marketing Spend Q4 2016” means online marketing costs incurred by the Company in the fourth quarter of 2016 financial year for an amount of EUR 400,000 (four hundred thousand euros) consistent with past and current practices of the Company right in relation to its online marketing spend in third quarter of 2016 financial year, it being specified that production costs and PR costs are not included in Marketing Spend Q4 2016 and that fees relating to media buying agency are included. “Marketing Spend 2016” means marketing costs incurred by the Company in the 2016 financial year for an amount of EUR 3,340,000 (three million three hundred forty thousand euros), it being specified that production costs and PR costs are not included in Marketing Spend and that fees relating to media buying agency are included. “Marketing Spend 2017” means marketing costs incurred by the Company (or if the Buyer decides to implement one of the decisions set forth in Section 1c)(ii) 1) to 1c)(ii)3), the marketing costs incurred by the Company, the Buyer or their Affiliates in connection with the Attractive World brand in France, Luxemburg Belgium and Switzerland) from 1st January 2017 to 31st December 2017, it being specified that production costs and PR costs are not included in Marketing Spend and that fees relating to media buying agency are included. “Nominated Account”: means the secured Stockholders’ Lawyers’ CARPA account opened with the Paris Bar for this transaction (IBAN number: FR76 3000 4019 6000 0100 5504 955, Swift: BNPAFRPPPAC, reference 1864367). “Objection Notice” shall have the meaning set forth Section 7(b)(x). “Ordinary Course of Business” means, with respect to the Company, actions taken in the ordinary course of business consistent with past and current practices of the Company in relation to its Business. “Open Source Code” or “Open Source Software” means any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, Sun Community Source License or other similar licences. “Party” shall have the meaning set forth in the preamble. “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or governmental entity (whether federal, state, county, city or otherwise and including, without limitation, any instrumentality, division, agency or department thereof).

“Pro Rata Share” means the percentage interest set forth across from each Stockholders name on Schedule A. “Reference Accounts” means the audited balance sheet and a profit and loss accounts (together with the notes attached thereto) of the Company as of the Accounts Date, ie. 30 June 2016, as set out in Schedule 4 (c). “Registered Intellectual Property” means all Intellectual Property that is the subject of registration (or an application for registration), including domain names. “Relevant Accounting Standards” means the applicable accounting principles determined in accordance with French GAAP. “Restricted Period” means the period beginning on the Closing Date and ending on the second anniversary of the Closing Date. “Revenues” means for any considered period of time (i) the turnover (excluding VAT), as determined in accordance with the Relevant Accounting Standards, in France, Luxemburg, Belgium and Switzerland of the Company or (ii) after 1st January 2017, if the Buyer decides to implement one of the decisions set forth in Section 1.c.iii.1) to 3)) the revenues of the Company, the Buyer and their Affiliates, directly generated by the Attractive World brand in the countries listed above. “Revenue Target” means the Revenue, target for the 2017 fiscal year to be 10% higher than 2016 Revenues assuming Marketing Spend 2017 is the same as Marketing Spend 2016, being provided that: - if the Buyer increases or reduces Marketing Spend in 2017 fiscal year (compared to Marketing Spend 2016), the Revenue Target for the Second Tranche of the Earn Out shall be adjusted by the same percentage change up or down, and - The Revenues used for the calculation above shall be only for France, Belgium, Switzerland and Luxembourg. Revenues generated in any other territory are not considered for the Second Tranche calculation. “Software” means any form of computer programme, including applications software and operating systems, whether in source or object code form, and including all upgrades and updates thereto, and all supporting documentation, as well as all user interfaces (including graphical elements). “Shapr Group” means Trust & Share, a French société par actions simplifée, and registered with the Paris trade and companies register under number 801 183 864, and its Subsidiaries as Shapr Inc and Shapr SAS (799 364 039 RCS) which operate networking applications and which are independent from the Company. “Shares” shall have the meaning set forth in the recitals. “Stockholders” shall have the meaning set forth in the preamble. “Stockholders’ Lawyers” means Chammas & Marcheteau, located 18, rue de Vienne - 75008 Paris, France. “Stockholders’ Representative” shall have the meaning set forth in Section 9(g).

“Subsidiary” means, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. “Tax” means any and all forms of taxes, levies, social security contributions, stamp or registration duties, fiscal or specific taxes, duties and charges of a tax nature and all withholdings or deductions in respect thereof of whatever nature including, but not limited to, income tax, corporation tax, withholding taxes, R&D tax credit, indirect taxes, local taxes, transfer tax, value added tax payable by the Company, irrespective of the assessment basis or the body responsible for its recovery or the status of the entity in whose name they are collected and generally any duties and levy assessed in whole or in part on the income, including any interest, penalties, fines and other related costs. “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof. “Third Party Claim” shall have the meaning set forth in Section 7(b)(x). “2015 Financial Statements” shall have the meaning set forth in Section 4 (c). “2016 Revenues” means the Company’s Revenues for the period starting 1st January 2016 and ending 31 December 2016. “2017 Revenues” means the Revenues, for the period starting 1st January 2017 and ending 31 December 2017.

Schedule 1 (g) **Authorized Leakage from 1st July 2016 up to and including the Closing Date**

Beneficiary	Object	Amount	
Laurent Alexandre	reimbursement of the premium issuance	3 546,50 €	
Xavier Clément	reimbursement of the premium issuance	3 034,00 €	
Sébastien Romelot	reimbursement of the premium issuance	881,50 €	
Bruno Schmitt	reimbursement of the premium issuance	1 763,00 €	
Patrick Robin	2014 net dividend	1 613,31 €	
Stéphane Renault	2014 net dividend	3 207,78 €	
Stéphane Renault	2015 net dividend	2 197,10 €	
Audrey Dechaud	Stockholder's loan	220,00 €	
Ludovic Huraux	Stockholder's loan	62,00 €	
Rodolphe Ferreira	Stockholder's loan	15 113,00 €	
Nicolas Hermann	Stockholder's loan	14 822,00 €	
Marc Menase	Stockholder's loan	6 057,00 €	
			52 517,19 €

Chammas & Marcheteau	Legal fees (shareholders meeting and general legal support since 1st May 2016)	5 500,00 €	without VAT
Me Marie-Emilie Rousseau Brunel	Labor lawyer	1 440,00 €	without VAT
Meril Data site	Due dil Data room	2 325,60 €	without VAT
Grant Thornton	audited financial statement on June 30th 2016	12 000,00 €	without VAT
Cabinet Bismuth	financial statement on June 30th 2016	6 000,00 €	without VAT
Christine Sittler	financial statement on June 30th 2016	2 500,00 €	without VAT
Image 7	communication agency	4 000,00 €	without VAT

English Summary of Schedule 4(c) Schedule 4(c) to the agreement contains: • the auditors’ report and accompanying audited financial statements of the Company from 1 January 2016 to 30 June 2016; and • the annual financial statement of the company from 1 January 2015 to 31 December 2015.

Schedule 4 (e) List of Trademarks and domain names 1- Trademarks Attached 2- Domain Names Domain registar provider: Gandi Domain name (Expiration date) attractiveworld.fr (16/12/2016) – renewal soon yaw.im (19/12/2016) – renewal soon attractiveworld.de (03/03/2017) attractiveworld.biz (05/06/2017) attractiveworld.info (06/06/2017) attractiveworld.me (06/06/2017) attractiveworld.org (06/06/2017) samadhi-corp.com (25/06/2017) – Never used (will not be renewed) awztech.net (07/09/2017) awzbo.net (07/09/2017) awjazz.com (24/04/2018) – Not used anymore (legacy domain) attractiveworld.com 12/09/2022 attractiveworld.net 08/12/2022

English Summary of Schedule 4(e) Schedule 4(e) to the agreement contains: • a list of the Company’s registered trademarks at the time of the agreement, with relevant countries, application and registration dates, registration numbers and expiry date; • extracts from the French BOPI, or ‘Official Intellectual Property Bulletin’, relating to the Company’s trademarks; • online extracts showing information relating to the Company’s trademarks; • registration certificates for the Company’s trademarks.

United States of America

United States Patent and Trademark Office

AttractiveWorld

Reg. No. 4,603,650

Registered Sep. 16, 2014

Int. Cls.: 38, 41 and 45

SERVICE MARK

PRINCIPAL REGISTER

SAMADHI (FRANCE SOCIÉTÉ PAR ACTIONS SIMPLIFIÉE)
38 RUE SERVAN
F-75544 PARIS
FRANCE

FOR: PROVIDING ACCESS TO ONLINE CHAT ROOMS FOR SOCIAL NETWORKING; PROVISION OF ACCESS TO DATING SITES VIA THE INTERNET AND VIA MOBILE TELEPHONE NETWORKS , IN CLASS 38 (U.S. CLS. 100, 101 AND 104).

FOR: ENTERTAINMENT SERVICES, NAMELY, ORGANIZING AND CONDUCTING PARTIES FOR THE PURPOSE OF DATING AND SOCIAL INTRODUCTION FOR ADULTS; SOCIAL CLUB SERVICES, NAMELY, ARRANGING, ORGANIZING AND HOSTING SOCIAL EVENTS, GET-TOGETHERS, AND PARTIES FOR CLUB MEMBERS, IN CLASS 41 (U.S. CLS. 100, 101 AND 107).

FOR: DATING SERVICES; PROVIDING ONLINE DATING CLUBS VIA INTERNET NETWORKS AND MOBILE TELEPHONY NETWORKS FOR SOCIAL NETWORKING; PROVIDING A MEMBERS-ONLY ONLINE COMPUTER DATABASE FEATURING SINGLE PEOPLE INTERESTED IN MEETING OTHER SINGLE PEOPLE, IN CLASS 45 (U.S. CLS. 100 AND 101).

THE MARK CONSISTS OF STANDARD CHARACTERS WITHOUT CLAIM TO ANY PARTICULAR FONT, STYLE, SIZE, OR COLOR

PRIORITY DATE OF 10-31-2012 IS CLAIMED.

OWNER OF INTERNATIONAL REGISTRATION 1163942 DATED 1-30-2013, EXPIRES 1-30-2023.

OWNER OF U.S. REG. NO. 3,873,071.

SER. NO. 79-131,540, FILED 1-30-2013.

JULIE VEPPUMTHARA, EXAMINING ATTORNEY

Michelle K. Lee

Deputy Director of the United States Patent and Trademark Office

Illegible Intellectual Property Office World Intellectual Property Your Reference: 1163942 Organisation (WIPO) International Registration No: International Bureau WO0000001163942 34, Chemin des Colombettes Examiner: David Cleere 1211 Geneva 20 Direct Telephone: +44(0)1633811179 Switzerland Date: 18 September 2013 Dear Sir/Madam, Statement of grant of Protection - Rule 18 ter(1) I have completed all actions on this case. The international registration is protected in the United Kingdom and has rights equivalent to those of a registered trade mark. Yours faithfully David Cleere Trade Marks Registry Intellectual Property Office is an operating name of the Parent Office www.lpo.gov.uk

English Summary of Schedule 4 (e)(iii) and Schedule 4 (e) (vi) Schedule 4(e)(iii) and Schedule 4(e)(vi) to the agreement contain a list of the Company’s trademarks which are subject to cancellation for non-use.

Schedule 4 (e) (iv) Operation of the Business infringe or otherwise conflict with or make unauthorized use of the Intellectual Property of any third party The operation of the Business does not infringe or otherwise conflict with or make unauthorized use of the Intellectual Property of any third party, it being specified that: - Any images or videos used by the Company has been issued from stock photo agencies under a license; - After 1 October 2016 - only use of TV advertising spot (and photos or images of TV advertising spot) provided by FCB will need to be paid in extra for each use as provided in the letter of FCB attached. Said letter of FCB and the agreement to which it refers to do not relate to any other kind of contents. The Company has received requests from: - Julie Domanget (see attached) - Isabelle Poupin (see attached)

English Summary of Schedule 4 (e)(iv) Schedule 4(e)(iv) to the agreement includes French language complaints and related correspondence about the Company’s use of particular images.

Schedule 4 (i) List of all third party Software (including Open Source Software) used in and necessary for the operation of the Business 1. Software (used by our applications but not specifically developed for our company) Yurplan (event pre-payment) A/B Tasty (A/B test) Ogone-lngenico (Payments on our production applications) Typhon (hosting) Urban Airship (mobile notifications) Smartfocus (CRM emailing campaign) Critsend (Smtp relay solution) 2. List of the key software tools, developments and databases used by the Company. • Project and documentation management: Atlassian cloud services (JIRA, Confluence, Hipchat) OS: • Microsoft windows 10 pro, windows 8 pro • Apple OS Office suite: Microsoft office (excel, word, powerpoint, outlook) Development tools IDE: Sublime text (4 licences), Licensed Phpstorm (1 licence) Development environment management: Puppet & Vagrant Database: Navicat (5 licences with one year support) Continuous Integration: Jenkins GIT Code repositories: Bitbucket (Atlassian) Stack environment: all open sources solutions (mariadb, redis, rabbitmq, memcached, etc...) Analytics tools PowerPivot, Google Analytics, Eulerian (end 30/10/2016)

Screenpulse (ends 30/09/2016) TagCommander (implementation in progress – substitute Eulerian) Other Software / Open Source libraries Software Name Type Composer Main Debian GNU/Linux 7.8 Main Git Main Javascript Main Kibana Main MariaDB Main memcached Main Nginx Main Node.js Main NPM Main PHP5 Main Puppet Main Pydio Main RabbitMQ Main Redis Main SASS Main supervisor.d Main Vagrant Main ZeroMQ Main Wordpress Main amqplib package Node.js async package Node.js atob package Node.js base64-url package Node.js bluebird package Node.js btoa package Node.js bunyan package Node.js chai package Node.js charm package Node.js cli-table package Node.js cli-table package Node.js emoji-regex package Node.js entities package Node.js event-sourcing package Node.js event-sourcing package Node.js gm package Node.js inflection package Node.js lodash package Node.js lodash package Node.js mcrypt package Node.js md5 package Node.js memcached package Node.js mkdirp package Node.js moment package Node.js mv package Node.js mysql package Node.js nconf package Node.js node-logs package Node.js nodemailer package Node.js nodemailer-smtp-transport package Node.js progress package Node.js redis package Node.js request package Node.js restify package Node.js sanitize-html package Node.js sha1 package Node.js socket.io package Node.js swig package Node.js urban-airship-push package Node.js validate.js package Node.js xml2js package Node.js yargs package Node.js zmq package Node.js cheprasov/php-redis-client package PHP doctrine/doctrine-bundle package PHP doctrine/orm package PHP dompdf/dompdf package PHP ezyang/htmlpurifier package PHP friendsofsymfony/jsrouting-bundle package PHP incenteev/composer-parameter- handler package PHP jenssegers/agent package PHP jms/serializer-bundle package PHP jms/twig-js package PHP jms/twig-js-bundle package PHP jms/security-extra-bundle package PHP jms/di-extra-bundle package PHP kachkaev/assets-version-bundle package PHP monolog/monolog package PHP phpseclib/phpseclib package PHP phpunit/phpunit package PHP sensio/distribution-bundle package PHP sensio/framework-extra-bundle package PHP sensio/generator-bundle package PHP swiftmailer/swiftmailer package PHP symfony/assetic-bundle package PHP symfony/monolog-bundle package PHP symfony/swiftmailer-bundle package PHP symfony/symfony package PHP symfony/var-dumper package PHP twig/extensions package PHP twig/twig package PHP videlalvaro/php-amqplib package PHP willdurand/js-translation-bundle package PHP jquery package Javascript jquery.ui package Javascript jquery-ui-touch-punch-valid package Javascript normalize.css package Javascript bootstrap-sass-twbs package Javascript moment package Javascript jquery-file-upload package Javascript jquery-waypoints package Javascript jquery-cookie package Javascript jquery-icheck package Javascript jquery-validation package Javascript modernizr package Javascript underscore package Javascript lodash package Javascript google-code-prettify package Javascript js-url package Javascript store package Javascript ua-parser-js package Javascript twig.js package Javascript lazyload package Javascript hammerjs package Javascript Miniscroll-JS package Javascript keymaster package Javascript html5shiv package Javascript sweetalert package Javascript select2 package Javascript pikaday package Javascript ion.rangeSlider package Javascript perfect-scrollbar package Javascript phpjs package Javascript qunit package Javascript respond-minmax package Javascript jquery.countdown package Javascript error-stack-parser package Javascript js-cookie package Javascript nanobar package Javascript

Schedule 4 (i) (vii) Data Protection Legislation Investigation of CNIL (see attached to Schedule 4 (j))

Schedule 4 (i) (viii) Data Protection Legislation Investigation of CNIL (see attached to Schedule 4 (j)) Investigation of DGCCRF (see attached to Schedule 4 (j))

Schedule 4 (j) Litigation 1- CNIL: see attached / accounting provision 25.000 €; 2- Inspection du Travail: see attached; 3- Litigation Meetic: see attached 4- URSSAF: Commission de recours amiable 5- JH Conseil: unpaid invoices date of March 2015 of EUR 1,800 without VAT – (see attached) (breach of contract / non delivery of deliverables) 6- Julie Dommanget: see Schedule 4 (e) (iv) 7- Isabelle Poupin: see Schedule 4 (e) (iv) 8- DGCCRF: see attached

English Summary of Schedule 4(j) Schedule 4(j) to the agreement includes French language documents relating to various pieces of litigation including: • a data protection investigation by CNIL, the French data protection authority, including correspondence exchanged about issues identified by CNIL; • a workplace investigation; • a judgment of a court in Paris relating to a trademark dispute with Meetic, SA; • an amicable settlement with URSSAF, a French group of organizations for the collection of social security and family benefit contributions; • an unpaid invoices dispute; and • a French administrative investigation into the use of personal data.

English Summary of Schedule 4(k)

Schedule 4(k) to the agreement includes a reference to the collective bargaining arrangements of the Company.

English Summary of Schedule 4(k)(iv) Schedule 4(k)(iv) to the agreement provides a list of employees of the Company whose contracts began or were terminated from 1 January 2013 to 30 June 2016.

Schedule 4 (k) (V) Person who may be entitled to claim that his or her current or former consulting or contractor relationship with the Company constitutes an employee-employer relationship: - Yoann Cheysson (employee and former consulting as moderator hired since April 2016) - Vanessa Berquet (employee and former consulting as moderator hired since July 2014) - Paul Couthuis (former consulting with the Company between February 1st 2016 and March 25th 2016 – see attached); - Terrence Pires (former consulting with the Company 30 human days in 2015 and between January 1st 2016 and March 30th 2016 – see attached) - Christine Sittler (accounting, financial, payroll services – see attached)

English Summary of Schedule 4(k)(v) Schedule 4(k)(v) to the agreement includes French language contracts and documents relating to various persons whose consultant or contractor agreements with the Company could constitute an employer-employee relationship.

Schedule 4 (l)

Affiliate Interests

Agreement or arrangement whether or not in writing entered by the Company with:

-	Cyril Ferey: support to writing tax files of “Crédit Impot recherche” (fees 2015 for CIR 2014: EUR 10,800 / fees 2016 for CIR 2015 EUR 12,300)

-	ROIK (RCS 483 794 335): marketing services provider
o	2015 :
■	Media buying: EUR 2,077,378 without VAT
■	Fees: EUR 124,643 without VAT
o	From January 1st 2016 to July 31st 2016:
■	Media buying: EUR 1.155.258 without VAT
■	Fees: EUR 46.211 without VAT

-	Euranka (tracking tool eulerian):
o	From 01/01/2015 to 31/12/2015:
■	Invoiced by Euranka: € 535,805 without VAT
■	Total Company’s Sales: 2578 without VAT
■	Cost per sale: € 208 without VAT
o	From 01/01/2016 to 07/31/2016:
■	Invoiced by Euranka: € 269,301 without VAT
■	Total Company’s Sales: 1406 without VAT
■	Cost per sale: 192 € without VAT

-	Shapr SAS – sublease agreement attached and amendment attached: Annual amount of EUR 43,200

English Summary of Schedule 4(l)

Schedule 4(l) to the agreement contains a French language contract between the Company and Shapr.

Schedule 4 (n)1

Interim Period

Invoices which have not been paid since 1st July 2016:

- *Tag Commander (see attached)*:

  Object: tracking online to determine the remuneration of providers which bring us traffic.

  Amount of unpaid invoices:

Invoices	VAT excluded	VAT Included	Invoice status
June Subscription	2 900 €	3 480 €	Not paid
July Subscription	2 900 €	3 480 €	Not paid
August Subscription	2 900 €	3 480 €	Not paid
Set up Manage 50%	4 550 €	5 460 €	Paid
Set up Manage 50%	4 550 €	5 460 €	Not Paid
Solution Engaged July	750 €	900 €	Not paid
Solution Engaged August	750 €	900 €	Not paid

  Reason: operational problems

Invoices have been accounted in the Ordinary Course of the Business every Tuesday and the last time on 27 September 2016.

English Summary of Schedule 4(n)1 Schedule 4(n)1 to the agreement includes French language invoices outstanding as at 30 September 2016.

Schedule 4 (n)2 • Agreement with Urban Airship dated on 7 September 2016 (termination period exceeding 6 months) • Agreement with Stanton Wallace (headhunter for CEO) : amount of EUR 28,000 VAT excluded (not in the Ordinary Course of Business) • Agreement with C’est quoi I’idée (Brand and creative consulting for 2017 communication compaign): fees of EUR 10,000 VAT excluded (end of the services in October 2016) • Agreement with Terence Pires (consulting provider): fees of EUR 8,000 VAT excluded (end of the services on 31st October 2016)